10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) dated this 3rd day of May, 2002 but effective as of February 1, 2002 (the “Effective Date”) is made by and between J.D. EDWARDS & COMPANY, a Delaware corporation (“J.D. Edwards”) and Richard G. Snow, Jr. (“Snow”).

RECITALS

A.
J.D. Edwards is engaged in the business of providing business-to-business software and services to enable companies to engage in collaborative commerce with their suppliers, customers and other business partners.

B.
Snow is currently employed by J.D. Edwards in the position of Vice President and J.D. Edwards wishes to retain Snow in the employment of J.D. Edwards for a period of at least one (1) year from the Effective Date of this Employment Agreement.

It is agreed between J.D. Edwards and Snow as follows:

1.
Employment.  J.D. Edwards hereby agrees to employ Snow to perform the duties and responsibilities set forth in the job description attached as Attachment A to this Employment Agreement together with such other duties and responsibilities as shall be assigned to him from time to time by J.D. Edwards senior management which shall be consistent with Snow’s job description. Snow accepts such employment with J.D. Edwards upon the terms and conditions of this Employment Agreement and agrees to perform the duties and responsibilities described in this Section in accordance with all policies, procedures, rules and regulations adopted by J.D. Edwards Board of Directors or senior management. During the term of his employment, Snow agrees to devote his full time and attention, skills and efforts to the performance of his duties and responsibilities on behalf of J.D. Edwards and to maintain and promote the business of J.D. Edwards.

2.
Term.  Subject to the terms of Section 6, Termination, Snow shall be employed by J.D. Edwards for a period of not less than one (1) year commencing on the Effective Date (the “Initial Employment Term”).

3.	Compensation.

3.1.
Annual Base Salary and Bonus.  Snow’s compensation from February 1, 2002 until January 31, 2003 shall be set at an annual base salary of $207,350 with an annual bonus target incentive of thirty percent (30%) of such base salary based upon the achievement of those certain objectives as determined and approved by the Compensation Committee of the Board of Directors of J.D. Edwards. Snow shall be treated as any other executive with similar performance for purposes of salary increases established as a result of periodic compensation reviews. In the event of such compensation reviews before January 31, 2003, Snow’s base salary shall be set at the new amount. Compensation for subsequent periods shall be established by a written addendum to this Employment Agreement as approved by the Compensation Committee of J.D. Edwards Board of Directors, but in no event will be less than the annual base salary of $207,350.

4.	Employee Benefits. Snow will be eligible to participate in all employee benefits provided by J.D. Edwards to employees, based upon his position and tenure, including the following:

4.1.
Health and Life Insurance.  J.D. Edwards agrees to provide to Snow (and his spouse and dependents) coverage under J.D. Edwards group health and life insurance plan, the coverage, terms and benefits of which shall be determined, from time to time, in the sole discretion of J.D. Edwards Board of Directors.

4.2.	Paid Time Off. Snow shall be entitled to the maximum paid time off provided for in J.D. Edwards paid time off policy in effect from time to time.

4.3.
Qualified/Non-Qualified Plan(s).  Snow shall be entitled to participate in any qualified or non-qualified plan(s) adopted by J.D. Edwards board of Directors and Snow fulfills all eligibility requirements under the terms and conditions of such plan. The J.D. Edwards Board of Directors reserves the sole right and discretion to adopt or terminate a plan and to establish all eligibility requirements and other terms and conditions of such plan.

5.
Severance Pay.  If Snow is terminated by J.D. Edwards, Snow shall be entitled to receive severance pay in the amount of one year’s then current base salary. Snow’s entitlement to benefits under this Section 5, Severance Pay, are conditioned upon Snow and J.D. Edwards entering into a Separation Agreement substantially in the form attached as Attachment B. This severance payment will be made to Snow within 15 business days after the execution of the Separation Agreement in a one-time, lump sum payment subject to appropriate tax withholding. Notwithstanding the foregoing, however, no severance allowance shall be paid if termination is for Cause or if Snow voluntarily terminates employment within the Initial Employment Term.

5.1.
COBRA Medical Insurance.  If Snow’s employment is terminated without Cause, in addition to the severance payment in accordance with Section 5, Snow and his dependents will be eligible for medical insurance (for himself and his spouse and dependent(s)) under COBRA. Commencing on the date of his termination for a period of one (1) year, J.D. Edwards will pay the COBRA premiums in accordance with the standard J.D. Edwards policy in the same proportion as when Snow was an employee. Likewise, Snow will be responsible to pay the COBRA premiums at the same proportion that he paid for health care coverage when he was an employee, Snow and his dependents will be eligible to continue coverage at his sole cost beyond such date if he should so elect as provided by applicable law.

5.2.
Management Change in Control Plan.  The J.D. Edwards & Company Management Change in Control Plan Snow accepted on April 2, 1999 (the “Plan”) will remain in full force and effect for the term of this Employment Agreement and will continue thereafter only so long as Snow remains an employee of J.D. Edwards. Therefore, the J.D. Edwards Board of Directors agrees that it waives all rights under the Plan to remove Snow as a participant in the Plan, terminate the Plan with respect to Snow, amend or otherwise modify the Plan in any manner that would be detrimental to Snow or serve to reduce the Severance Benefits payable to Snow under the Plan.

5.3.
Confidentiality and Non-Solicitation.  Snow acknowledges that he has signed the J.D. Edwards Employee Nondisclosure Agreement effective January 29, 1990 and confirms that he will continue to abide by the obligations contained therein. In addition, Snow agrees that upon termination from J.D. Edwards he will not solicit or otherwise approach any then customer(s) of J.D. Edwards for the purpose of selling the products or services of Snow’s new employer for a period of two (2) years.

5.4.
Indemnification Agreement.  The parties executed the J.D. Edwards & Company Indemnification Agreement on the Effective Date attached as Attachment C and incorporated herein to this Employment Agreement (the “Indemnification Agreement”).

5.5.
Non-Compete.  In consideration of the severance pay set forth in this Section 5, Snow agrees not to accept employment with any of the direct competitors of J.D. Edwards listed on the list of Direct Competitors attached as Attachment D and incorporated herein to this Employment Agreement of J.D. Edwards for a period of one (1) year from the date of Snow’s termination of employment. On an annual basis, Snow and J.D. Edwards will mutually agree to add or eliminate competitors listed on Attachment D.

6.	Termination. J.D. Edwards shall have the right to terminate this Employment Agreement prior to its expiration only for “Cause” or “Performance” as set forth below:

6.1.	Termination for Cause. For the purposes of this Employment Agreement, “Cause” means the following:

6.1.1.	the willful and material breach of duty by Snow in the course of his employment;
6.1.2.	the habitual neglect by Snow of his employment duties;
6.1.3.	the disability of Snow, which is the continued incapacity, whether physical or mental, of Snow to perform his duties, unless waived by

J.D. Edwards. In the event of a termination for disability, Snow will be eligible for all J.D. Edwards disability benefits; or
6.1.4.	Snow’s gross misconduct resulting in material damage to J.D. Edwards.

6.2.
Termination for Performance.  For the purposes of this Employment Agreement, termination for “Performance” shall be as determined by the J.D. Edwards Board of Directors in the good faith exercise of their business judgment.

6.3.
Dispute Resolution.  Should Snow dispute whether J.D. Edwards has been reasonable in interpreting “Cause” or “Performance,” then in such event Snow may submit the matter to arbitration. The arbitration proceeding shall be conducted under the applicable rules of the American Arbitration Association and shall be located in Denver, Colorado. If such organization ceases to exist, the arbitration shall be conducted by its successor, or by a similar arbitration organization, at the time a demand for arbitration is made. The decision of the arbitrator shall be final and binding on both parties. Each party shall be responsible for its or his own expenses for the arbitrator’s fee, attorney’s fees, expert testimony, and for other expenses of presenting its or his case. Other arbitration costs, including fees for records or transcripts, shall be borne equally by the parties.

6.4.
Compensation Earned Prior to Termination.  In the event that J.D. Edwards terminates Snow for Cause during the Initial Employment Term or any renewal periods, Snow shall be entitled to the compensation earned prior to the date of termination as provided for in this Employment Agreement computed pro rata up to and including that date including any pro rata bonuses accrued or payable for the fiscal year in which Snow is so terminated and all benefits set forth in Section 4 of this Agreement. Snow shall be entitled to no further compensation as of the date of termination.

6.5.
Renewal.  This Employment Agreement shall be deemed automatically renewed for successive one (1) year periods without any further act of J.D. Edwards, unless, not later than thirty (30) days prior to the end of any period, either party provides the other with written notice of intent not to renew.

6.6.
Non-renewal.  Any non-renewal of this Employment Agreement shall be treated as a termination of Snow without Cause and be governed by the provisions of this Employment Agreement applicable to terminations without Cause, including, but not limited to, the payments and benefits due to Snow under Sections 3, 4 and 5 of this Employment Agreement. Any non-renewal of this Employment Agreement by Snow shall be treated as a voluntary termination and be governed by the provisions under Section 5 of this Employment Agreement.

7.
Cooperation.  The parties hereto agree that, at all times during Snow’s employment, and following termination of his employment, each party shall avoid making any remarks about the other party, which for J.D. Edwards shall include its affiliates, officers, directors, employees and agents that would tend to disparage or injure the reputation of the other party.

8.    Miscellaneous.

8.1.	Assignment. Neither J.D. Edwards nor Snow may assign this Employment Agreement or any of their respective obligations hereunder.

8.2.
Notices.  Any notice or other communication provided for or required by this Employment Agreement shall be given within (i) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested, (ii) one (1) business day after deposit with a recognized overnight courier (such as Federal Express) or (iii) upon delivery if sent by facsimile transmission or in person in each case to the following address:

To J.D. Edwards:

J.D. Edwards & Company
One Technology Way
Denver, Colorado 80237
Attn: Vice President, General Counsel

To Richard G. Snow, Jr.:

Richard G. Snow, Jr.
4505 S. Yosemite #141
Denver, Colorado 80237

Or at such other address or addresses as J.D. Edwards or Snow may designate.

8.3.	Governing Law. This Employment Agreement and each term thereof shall be subject to and governed by the laws of the State of Colorado.

8.4.
Severability.  If any portion of this Employment Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and effective unless to do so would clearly violate the present legal and valid intention of the parties hereto.

8.5.
Entire Agreement.  This Employment Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. This Employment Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

8.6.
Amendment.  No change or modification of this Employment Agreement shall be valid unless the same shall be in writing and signed by Snow and a duly authorized officer of J. D. Edwards. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the party or parties to be charged.

8.7.
Benefit.  This Employment Agreement shall be binding upon and inure to the benefit of J.D. Edwards and Snow and their respective successors, heirs, legal representatives and permitted assigns. This Employment Agreement is hereby executed as of the date set forth above.

This Employment Agreement must be executed by Richard G. Snow, Jr. and J. D. Edwards by April 30, 2002, or the agreement will become null and void and of no effect.

J. D. EDWARDS & COMPANY		Richard G. Snow Jr.

By:	/s/ Iain W. Paterson	By:	/s/ Richard G. Snow, Jr.
	(Authorized Signature)		Richard G. Snow, Jr. 628164

Iain W. Paterson

SCHEDULE OF ATTACHMENTS

ATTACHMENT A – JOB DESCRIPTION
ATTACHMENT B – SEPARATION AGREEMENT
ATTACHMENT C – INDEMNIFICATION AGREEMENT
ATTACHMENT D – DIRECT COMPETITORS

Job Description	Attachment A

[LOGO]JD EDWARDS

Vice President General Counsel

Summary:    Direct worldwide legal activities of organization, with objective of protecting company’s interest. Provide advice and counsel to managers concerning laws that impact their functional areas. Write and review contracts, file for patents and copyrights, file and respond to lawsuits, recommend/deal with outside counsel, etc. Serve as Secretary for the Board of Directors.

FLSA Status:	Exempt

Job Level	Vice President

Job Group	Legal

Reports to:	Chief Financial Officer

Duties and Responsibilities:

1.
Manage the legal activities, including one or several staff attorneys, of the company, with the objective of protecting the company’s interests and providing assistance to managers concerning how laws and regulations impact their functional areas.

2.	Provide legal counsel and guidance to officers, directors, other managers, and the board of directors on corporate matters involving legal questions.

3.	Prepare and review proposed contracts, leases, formal agreements and other legal instruments.

4.	Select and manage relations with outside counsel.

5.	Serve as Secretary for the Board of Directors.

6.	Other duties as assigned.

Educational and Experience Requirements:
JD degree, with emphasis on corporate law and regulations. Licensed to practice law. Minimum of 10+ years legal experience, with 5+ years in corporate legal environment and 5+ years in management.

Completed by: Kate Waggoner
Date: January 25, 2002